Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

AMGEN ANNOUNCES APPOINTMENT OF

ELLEN J. KULLMAN TO BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (Oct. 14, 2016) – Amgen (NASDAQ:AMGN) today announced the appointment of Ellen J. Kullman to the Amgen Board of Directors, effective Oct. 14, 2016. Ms. Kullman will serve as a member of the Audit Committee and the Governance and Nominating Committee of the Board. Following the appointment of Ms. Kullman, the Board will comprise 14 directors, 13 of whom are independent.

“We are pleased to welcome Ellen Kullman to the Amgen Board,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “Ellen’s deep experience in high-technology global businesses with strong regulatory oversight will be invaluable to Amgen as we grow our business and pursue our mission to serve patients.”

Ms. Kullman, 60, is the former president, chair and chief executive officer of E.I. du Pont de Nemours and Company, or DuPont, a science and technology-based company, where she served from January 2009 to October 2015. Prior to this, Ms. Kullman served as president of DuPont from October 2008 to January 2009. From June 2006 through September 2008, she served as executive vice president. Prior to that, Ms. Kullman was group vice president, DuPont Safety and Protection. Ms. Kullman has been a director of United Technologies Corporation, a technology products and services company, since 2011, serving on its Committee on Compensation and Executive Development and chairing its Committee on Governance and Public Policy. Ms. Kullman served as a director of General Motors, from 2004 to 2008, serving on its Audit Committee.

Ms. Kullman has also served as a director of Carbon3D, Inc., a privately-held 3D printing company, since April 2016. Ms. Kullman has served on the Board of Trustees of Tufts University since 2006 and on the Board of Overseers of Tufts University School of Engineering since 2006. She served as chair of the US-China Business Council from 2013 to 2015. In 2016, Ms. Kullman joined the board of directors of Dell Technologies, a privately-held technology company, and the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts University and a master’s degree from the Kellogg School of Management at Northwestern University.

AMGEN ANNOUNCES APPOINTMENT OF ELLEN J. KULLMAN TO BOARD OF DIRECTORS

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)